UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   SRB Associates IV, L.P.
   c/o Sevin Rosen Fund IV L.P.
   13455 Noel Road, Suite 1670
   Dallas, TX  75240
2. Issuer Name and Ticker or Trading Symbol
   ViroPharma Incorporated
   VPHM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   05/29/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock, par value $.0|05/14/|J(1)| |251,745           |D  |           |1,006,982          |I     |By Sevin Rosen Fund IV LP("|
02 per share               |98    |    | |                  |   |           |                   |      |SRF")(2)                   |
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Common Stock, par value $.0|05/14/|J(3)| |50,780            |A  |           |                   |      |                           |
02 per share               |98    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|05/14/|J(4)| |50,780            |D  |           |- 0 -              |D     |                           |
02 per share               |98    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)  Distribution by SRF to its
partners.
(2) SRB Associates IV L.P. ("SRB IV"), the Reporting Person, is the general partner of SRF. SRB IV disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein, and this report shall not be deemed an admission that SRB IV is the beneficial owner of such securities for purposes of Section 16 or any other purpose.
(3)  Acquired by Reporting Person pursuant to a distribution by
SRF.
(4)  Distribution by Reporting Person to its
partners.
SIGNATURE OF REPORTING PERSON
/s/ John V. Jaggers, General Partner
DATE
June 10, 1998